                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO
                          ISSUER TENDER OFFER STATEMENT
    UNDER SECTION 14(d)(1) OR 13(e)(1) OF THE SECURITIES EXCHANGE ACT OF 1934


                         TUBOS DE ACERO DE MEXICO, S.A.
                       (Name of Subject Company (Issuer))

                                  TENARIS S.A.
                        (Name of Filing Person (Offeror))

             TUBOS DE ACERO DE MEXICO, S.A. ("TAMSA") COMMON SHARES,
                                  NO PAR VALUE
                                       AND
                        TAMSA AMERICAN DEPOSITARY SHARES
                      (EACH REPRESENTING 5 COMMON SHARES)
                         (Title of Class of Securities)

                   TAMSA AMERICAN DEPOSITARY SHARES: 898592506
                      (CUSIP Number of Class of Securities)

                                 GIOVANNI GALLO
                                  TECHINT INC.
                          420 FIFTH AVENUE, 18TH FLOOR
                            NEW YORK, NEW YORK 10018
                                 (212) 376-6500
                 (Name, Address and Telephone Numbers of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                                 with a copy to:

                         CARLOS J. SPINELLI-NOSEDA, ESQ.
                             SULLIVAN & CROMWELL LLP
                                125 BROAD STREET
                          NEW YORK, NEW YORK 10004-2498
                                 (212) 558-4000
          (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

--------------------------------------------------------------------------------
                            CALCULATION OF FILING FEE

Transaction Valuation(1)                                 Amount of Filing Fee(2)
USD49,816,523                                            USD4,030.44
--------------------------------------------------------------------------------

------------------
(1) For purposes of calculating fee only. This amount is based upon the market value of the total estimated number of common shares of Tamsa (whether in the form of shares or American Depositary Shares, or ADSs) to be cancelled in the transaction based on the average of the high and low prices per ADS reported on the American Stock Exchange on June 30, 2003.

(2)   Calculated as .0000809 of the Transaction Valuation.
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[X] Check the box if any part of the fee is offset as provided by Rule
0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        Amount Previously Paid: USD4030.44
        Form or Registration No.: 333-106778
        Filing Party: Tenaris S.A.
        Date Filed: July 3, 2003

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer

Check the appropriate boxes below to designate any transactions to which the statement relates:

        [X] third-party tender offer subject to Rule 14d-1.
        [ ] issuer tender offer subject to Rule 13e-4.
        [ ] going-private transaction subject to Rule 13e-3.
        [ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]
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      This Tender Offer Statement on Schedule TO is filed by Tenaris S.A., a corporation organized under the laws of the Grand Duchy of Luxembourg. This Schedule TO relates to the proposed exchange offer by Tenaris to exchange its American Depositary Shares ("ADSs") each representing 10 Tenaris ordinary shares, for (i) common shares, having no par value ("Tamsa shares"), of Tubos de Acero de Mexico S.A. ("Tamsa"), a corporation organized under the laws of the United Mexican States, and
      (ii) Tamsa ADSs (each representing 5 Tamsa shares), at an exchange ratio of (a) one Tenaris ADS for every 9.4520 Tamsa shares and (b) one Tenaris ADS for every 1.8904 Tamsa ADSs, upon the terms and subject to the conditions set forth in the prospectus, a form of which was previously filed with the Securities and Exchange Commission (the "Commission") as part of Tenaris's draft Registration Statement on Form F-4 (File No. 333-106778) (the "Prospectus") and which is attached hereto as Exhibit
      (a)(1). The draft Registration Statement has not yet been declared effective by the Commission; the exchange offer will not commence until such time, if any, that the Commission has declared the Registration Statement effective.

ITEM 1.  SUMMARY TERM SHEET.

      The information set forth in the Prospectus is hereby expressly incorporated herein by reference.

ITEM 2.  SUBJECT COMPANY INFORMATION.

      The information set forth in the Prospectus is hereby expressly incorporated herein by reference.

ITEM 3.  IDENTITY AND BACKGROUND OF FILING PERSON.

      The information set forth in the Prospectus is hereby expressly incorporated herein by reference.

ITEM 4.  TERMS OF THE TRANSACTION.

      The information set forth in the Prospectus is hereby expressly incorporated herein by reference.

ITEM 5.  PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

      The information set forth in the Prospectus is hereby expressly incorporated herein by reference.

ITEM 6.  PURPOSE OF THE TRANSACTION AND PLANS OR PROPOSALS.

      The information set forth in the Prospectus is hereby expressly incorporated herein by reference.

ITEM 7.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

      (A) The information required by Item 1007(a) of Regulation M-A set forth in the Prospectus is hereby expressly incorporated herein by reference.

      (B) AND (D) The information required by Item 1007(b) and (d) of Regulation M-A is not applicable.

ITEM 8.  INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

      The information set forth in the Prospectus is hereby expressly incorporated herein by reference.

ITEM 9.  PERSONS/ASSETS, RETAINED, EMPLOYED COMPENSATED OR USED.

      The information set forth in the Prospectus is hereby expressly incorporated herein by reference.

ITEM 10.  FINANCIAL STATEMENTS.

      The information set forth in the Prospectus is hereby expressly incorporated herein by reference.
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ITEM 11.  ADDITIONAL INFORMATION.

      The information set forth in the Prospectus is hereby expressly incorporated herein by reference.

ITEM 12. EXHIBITS.

      (a)(1) Form of Prospectus (previously filed with the Commission as part of Tenaris's draft Registration Statement on Form F-4 (File No. 333-106778))

      (a)(2)   Tamsa ADS Letter of Transmittal*

      (a)(3) Tamsa ADS Letter to be Used by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to Their Clients*

      (a)(4) Tamsa ADS Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*

      (a)(5) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9*

      (a)(6) Text of press release announcing that Tenaris plans to launch an exchange offer for the remaining minority interests in Tamsa, dated March 31, 2003 (previously filed under Rule 425 under the Securities Act of 1933, as amended) (English translation)

      (b)      Not applicable

      (d)      Not applicable

      (g)      Not applicable

      (h)(1) Form of Opinion of Sullivan & Cromwell LLP as to certain tax matters (previously filed with the Commission as part of Tenaris's draft Registration Statement on Form F-4 (File No. 333-106778))

      (h)(2) Form of Opinion of Elvinger, Hoss & Prussen as to certain Luxembourg tax matters (previously filed with the Commission as part of Tenaris's draft Registration Statement on Form F-4 (File No. 333- 106778))

      (h)(3) Form of Opinion of Chevez, Ruiz, Zamarripa y Cia. S.C. as to certain Mexican tax matters (previously filed with the Commission as part of Tenaris's draft Registration Statement on Form F-4 (File No. 333-106778))

      ------------
      * To be filed by amendment.

ITEM 13.  INFORMATION REQUIRED BY SCHEDULE 13E-3.

      Not applicable.
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        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct

                                                  /s/ Carlos Condorelli
                                                  ------------------------------
                                                  Name: Carlos Condorelli
                                                  Title: Chief Financial Officer

Date: July 11, 2003
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                                INDEX TO EXHIBITS



      EXHIBIT                DESCRIPTION
      -------                -----------

      (a)(1) Form of Prospectus (previously filed with the Commission as part of Tenaris's draft Registration Statement on Form F-4 (File No. 333-106778))

      (a)(2)   Tamsa ADS Letter of Transmittal*

      (a)(3) Tamsa ADS Letter to be Used by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to Their Clients*

      (a)(4) Tamsa ADS Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*

      (a)(5) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9*

      (a)(6) Text of press release announcing that Tenaris plans to launch an exchange offer for the remaining minority interests in Tamsa, dated March 31, 2003 (previously filed under Rule 425 under the Securities Act of 1933, as amended) (English translation)

      (h)(1) Form of Opinion of Sullivan & Cromwell LLP as to certain tax matters (previously filed with the Commission as part of Tenaris's draft Registration Statement on Form F-4 (File No. 333-106778))

      (h)(2) Form of Opinion of Elvinger, Hoss & Prussen as to certain Luxembourg tax matters (previously filed with the Commission as part of Tenaris's draft Registration Statement on Form F-4 (File No. 333- 106778))

      (h)(3) Form of Opinion of Chevez, Ruiz, Zamarripa y Cia. S.C. as to certain Mexican tax matters (previously filed with the Commission as part of Tenaris's draft Registration Statement on Form F-4 (File No. 333-106778))

      ------------
      * To be filed by amendment.